  As filed with the Securities and Exchange Commission on January 16, 2024

Registration No. 333-259254

Registration No. 333-237453

Registration No. 333-234106

Registration No. 333-230081

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________________________

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-259254)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-237453)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-234106)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-230081)

UNDER

THE SECURITIES ACT OF 1933

___________________________________

BLUM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

___________________________________

Delaware	93-3735199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3242 S. Halladay Street, Suite 202 Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

UMBRLA, Inc. 2019 Equity Incentive Plan, as amended

Terra Tech Corp. Amended and Restated 2018 Equity Incentive Plan

Terra Tech Corp. 2016 Equity Incentive Plan

(Full title of the plan)

Copies to:

Sabas Carrillo 3242 S. Halladay Street, Suite 202 Santa Ana, California 92705 Telephone: (888) 909-5564	Robert Baca Chief Legal Officer Blum Holdings, Inc. 3242 S. Halladay Street, Suite 202 Santa Ana, California 92705 Telephone: (888) 909-5564
(Name, address, including zip code, and telephone number of agent for service)

___________________________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Blum Holdings, Inc., a Delaware corporation (the “Company” or the “Registrant”), files these Post-Effective Amendments to the Registration Statements on Form S-8 filed with the Securities and Exchange Commission on September 2, 2021 (Registration No. 333-259254), March 27, 2020 (Registration No. 333-237453), October 4, 2019 (Registration No. 333-234106), and March 6, 2019 (Registration No. 333-230081) (the “Initial Registration Statements”) as the successor registrant to the Predecessor (as defined below).

On October 10, 2023, Unrivaled Brands, Inc. (the “Predecessor”) announced that it intended to implement a corporate reorganization in which a new holding company (the Company) would become the publicly-traded parent of the Predecessor and its subsidiaries (the “Reorganization”). On October 9, 2023, in connection with such intended Reorganization, the Predecessor entered into an Agreement and Plan of Merger (the “Reorganization Agreement”) with the Company and Blum Merger Sub, Inc. Effective as of 11:59 p.m. on January 12, 2024, pursuant to the terms of the Reorganization Agreement, each outstanding share of the Predecessor’s Common Stock, Series V Preferred Stock and Series N Preferred Stock was exchanged automatically on a one-for-one basis for a share of Common Stock, Series V Preferred Stock and Series N Preferred Stock, respectively, of the Company.

Following the Reorganization, the Company is the successor issuer to the Predecessor pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Registrant’s Common Stock, par value $0.001 per share, is deemed to be registered under Section 12(g) of the Exchange Act and will trade on OTCQB tier of the OTC Markets Group, Inc. under the ticker symbol “BLMH.” In connection with the Reorganization, the Registrant assumed the Predecessor’s obligations under the Predecessor’s UMBRLA, Inc. 2019 Equity Incentive Plan, as amended (the “UMBRLA Plan”), Terra Tech Corp. Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”), and Terra Tech Corp. 2016 Equity Incentive Plan (the “2016 Plan” and together with the UMBRLA Plan and 2018 Plan, the “Plans”).

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Company hereby expressly adopts the Initial Registration Statements as its own registration statements (except as specifically amended by these Post-Effective Amendments) for all purposes of the Securities Act and the Exchange Act. The information contained in these Post-Effective Amendments sets forth additional information necessary to reflect any material changes made in connection with or resulting from the Reorganization, or necessary to keep the Initial Registration Statements from being misleading in any material respect.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Initial Registration Statements is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of the Initial Registration Statements. The information required by Part I is included in documents sent or given to participants in the Plans pursuant to Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated herein by reference:

(a) the Predecessor’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on April 10, 2023;

(b) the Predecessor’s Definitive Proxy Statement for its 2023 Annual Meeting of Shareholders, filed with the Commission on October 23, 2023;

(c) the Predecessor’s Quarterly Reports on Form 10-Q filed with the Commission on May 11, 2023, August 14, 2023, and November 14, 2023;

(d) the Predecessor’s Current Reports on Form 8-K filed with the Commission on January 4, 2023, January 5, 2023, January 6, 2023, February 27, 2023, March 9, 2023, March 28, 2023, May 4, 2023, May 24, 2023, June 13, 2023, July 7, 2023, August 15, 2023, October 10, 2023, October 16, 2023, November 15, 2023, November 16, 2023, and January 16, 2024;

(e) the Registrant’s Current Report on Form 8-K12G3 filed with the Commission on January 16, 2024;

(f) the description of the Predecessor’s capital stock contained the Predecessor’s Definitive Proxy Statement for its 2023 Annual Meeting of Shareholders, filed with the Commission on October 23, 2023.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of these Registration Statements to the extent a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of these Registration Statements.

Item 4. Description of Securities.

Not Applicable.

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Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation permits indemnification of our directors and officers of the Registrant to the maximum extent permitted by the DGCL, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees and other agents, in each case to the maximum extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

3.1

Amended and Restated Certificate of Incorporation of Blum Holdings, Inc. (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K12G3 filed on January 16, 2024 and incorporated herein by reference)

3.2

Certificate of Designation of Series V Preferred Stock of Blum Holdings, Inc. (previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K12G3 filed on January 16, 2024 and incorporated herein by reference)

3.3

Certificate of Designation of Series N Preferred Stock of Blum Holdings, Inc. (previously filed as Exhibit 3.3 to the Registrant’s Current Report on Form 8-K12G3 filed on January 16, 2024 and incorporated herein by reference)

3.4	Amended and Restated Bylaws of Blum Holdings, Inc. (previously filed as Exhibit 3.4 to the Registrant’s Current Report on Form 8-K12G3 filed on January 16, 2024 and incorporated herein by reference)

5.1*	Opinion of Manatt, Phelps & Phillips, LLP regarding the legality of the securities being registered

23.1*	Consent of Marcum LLP

23.2*	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereto)

*	Included with this filing.

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Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S–8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized in Santa Ana, California, on the 16th day of January, 2024.

Blum Holdings, Inc.

By:	/s/ Sabas Carrillo
Sabas Carrillo
Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sabas Carrillo and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Sabas Carrillo	Chief Executive Officer and Chairman of the Board of Directors	January 16, 2024

/s/ James Miller	Chief Operating Officer and Director	January 16, 2024

/s/ Matthew Barron	Director	January 16, 2024

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